Exhibit 10.1
CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of August 4th, 2009 (the “Effective Date”), by and between Restaurant Concepts of America, a Nevada corporation (“Consultant”), and Restaurant Growth Partners, a Texas partnership (the “Company”).

R E C I T A L S:

A.           The Company desires to retain Consultant for an additional 3 month period, which period may be extended by mutual consent of both parties, and Consultant desires to be so retained as an independent contractor, to perform certain services on behalf of the Company with respect to the Company’s identification of small regional independent concepts, new concept development and restaurant acquisition opportunities. The Consultant will also assist in the development and expansion of the independent restaurant concept locations through corporate-owned stores, licensing, and franchising opportunities and such other related matters as may be agreed to by the parties from time to time (collectively, the “Covered Services”).

B.           Consultant desires to perform the Covered Services for the Company in a timely and competent manner in consideration of the compensation provided for herein.

AGREEMENT

1.
Scope of Services. Consultant shall serve as an advisor to the Company under the direction of the Company’s Managing Partner, Bryce King (the “MP”).  In such capacity, Consultant shall devote its reasonable time and attention to its performance of the Covered Services in a timely and competent manner.  As and to the extent requested by the MP, a representative of Consultant shall attend meetings of the Board during the term hereof; provided, that all reasonable out-of-pocket expenses incurred by such representative in connection with his or her attendance shall be reimbursed by the Company to Consultant promptly after submission of the receipts therefore.  Service to include, if appropriate and as requested by the Company:

(a)
through Consultant’s proprietary industry knowledge and relationships, make recommendations of prospective potential targets to you that meet Company’s Acquisition criteria and provide key management introductions ;

(b)	assist in analyzing and evaluating the restaurant business, operations and financial position of the potential targets;

(c)
provide consultation on new concept development and existing concept stage restaurant development through either a consulting, licensing and or partnering relationship in the development of new restaurant concepts;

(d)	assist in preparing descriptive materials and presentation materials to potential targets, funding sources, or others;

(e)	assist in the preparation and implementation of operational and marketing plans for the potential targets;

(f)	assist in the screening of interested prospective investors;

(g)	assist in evaluating proposals which are received from potential targets;

(h)	assist in the preparation of letters of intent for the acquisition of target;

(i)	assist you in structuring and negotiating;

(j)	be available at your request to meet with your Partners or Board of Directors to discuss a proposed acquisition and its financial implications; and

(k)	provide other services and assistance to you as may be necessary to complete an acquisition.

2.            Term.  This Agreement shall be effective as of the Effective Date and continue until the first anniversary of the Effective Date (the “Term”).

3.            Compensation and Payment.  Consultant shall be compensated for providing the Covered Services as follows:

(a)           The Company shall pay Consultant a retainer fee of $5,000, which amount shall be paid to Consultant on or before August 14th, 2009. If the Company wishes to extend the agreement past initial 90 days, Company agrees to pay Consultant a retainer fee of $5,000 a month. In the event Consultant provides services beyond the scope of services as defined above, additional terms will be negotiated. Payment shall be made to Consultant at the following address:

Restaurant Concepts of America
11301 Lakeline Blvd
Building 4, Suite 100
Austin, Texas  78717

(b)  The Company may, from time to time, also hire the Consultant for additional services and special projects, including the extension of services under this contract on a basis and fee schedule to be determined at the time of the engagement for the services.

4.           Termination.  The Company may terminate this Agreement, for any reason or for no reason, at any time with one (1) months’ written notice to Consultant; provided, that the Company shall remain liable for all compensation due Consultant under Section 3 hereof notwithstanding any such termination.

5.           Obligations upon Termination.  Within ten (10) days of termination of this Agreement, whether upon expiration of the Term or pursuant to Section 4 hereof, Consultant shall deliver to the Company all work product associated with this Agreement, to include, by way of description and not limitation, all software code, documents and information in any media either provided to Consultant by the Company or developed by Consultant for the benefit of the Company as Covered Services under this Agreement.

6.           Relationship Status.  The relationship of Consultant acting in its capacity hereunder to the Company is that of an independent contractor.  No employee of Consultant shall, as a consequence of Consultant’s performance of the Covered Services under this Agreement, be deemed an employee of the Company.  Nothing in this Agreement shall be deemed to establish or constitute a partnership or fiduciary relationship between the parties.  Nothing in this Agreement shall be deemed to constitute either party as the agent of the other, nor shall either party have the right to bind the other party or make any promises or representations on behalf of the other.

7.           Limitation on Disclosure.  Except as otherwise required by law, Consultant shall not disclose to any person other than the Company and its designated representatives any information derived from Consultant’s performance under this Agreement, without the prior written consent of the Company.  Consultant also agrees to honor the confidentiality of all communications and the Company's proprietary interest in its confidential information.

8.           Non-Assignability.  Consultant shall not assign its rights under this Agreement, nor delegate any of its obligations, in whole or in part, without the prior written consent of the Company.  The consent of the Company to any assignment shall not constitute a waiver of the necessity for such consent to any subsequent assignment.  Notwithstanding any assignment, Consultant shall remain fully liable for Consultant’s performance under this Agreement.

9.           Notices.  All notices to the Company shall be delivered in person or by mail to the Company at 6520 Aden Lane, Austin, Texas 78739.  All notices and remittances to Consultant shall be delivered in person or by mail to Consultant at 11301 Lakeline Blvd. Building 4 Ste. 100, Austin Texas 78717.  All notices are effective upon receipt.  Either party may change such address for receiving notices by written notice to the other.

10.         Merger Clause.  All negotiations and agreements heretofore had between the parties with respect to the subject matter of this Agreement are merged herein, and this Agreement may not be altered or amended except in a writing signed by both parties hereto.

11.         Arbitration and Equitable Relief.  The parties also agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Travis County, Texas, in accordance with rules as promulgated by the American Arbitration Association.  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.  Consultant and the Company shall each pay one-half of the costs and expenses of such arbitration and each shall separately pay counsel fees and expenses.

IN WITNESS WHEREOF, the parties hereto have entered into this Consulting Agreement as of the Effective Date.

Restaurant Growth Partners	RESTAURANT CONCEPTS OF AMERICA

By: /s/ Bryce King	By: /s/ David Cho
Bryce King, MP	David Cho, MP